Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Titan Pharmaceuticals, Inc. 2002 Stock Option Plan of our reports dated February 27, 2006 relating to the consolidated financial statements of Titan Pharmaceuticals, Inc., Titan Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Titan Pharmaceuticals, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California

November 9, 2006